Exhibit 99.1

Chuy’s Holdings, Inc. Appoints Saed Mohseni and Starlette Johnson to Board of Directors

AUSTIN, Texas, September 6, 2012 – Chuy’s Holdings Inc. (NASDAQ:CHUY) today announced that Saed Mohseni and Starlette Johnson have been appointed as independent members of its Board of Directors, effective September 4, 2012. Mr. Mohseni and Ms. Johnson were also appointed to the Audit Committee of the Board of Directors.

Joe Ferreira, Chairman of Chuy’s Holdings, stated, “We are excited to have the opportunity to bring two high quality individuals onto our Board. Saed and Starlette bring valuable leadership and restaurant industry experience to our entire organization. Their strategic planning and operations skills, combined with a history of developing outstanding people will be an asset not only to our Board, but also to our senior management team as we continue to grow our restaurant base.”

Saed Mohseni is a highly respected executive with more than 26 years of restaurant industry experience. Mr. Mohseni currently serves as the President and Chief Executive Officer of Bravo Brio Restaurant Group, Inc., the owner and operator of BRAVO! Cucina Italiana and BRIO Tuscan Grille. He was recruited to the Chief Executive Officer position in 2007, assumed the additional role of President in 2009 and led the company through the IPO process in 2010. Under his leadership, Bravo Brio has opened more than 50 restaurants and is widely viewed as one of the premier and fastest growing companies within the polished casual dining segment. Prior to joining Bravo Brio, Mr. Mohseni served as Chief Executive Officer from 2000 to 2007 and as a Director from 2004 to 2007 at McCormick & Schmick’s Seafood Restaurants, Inc. During his 21-year career at McCormick & Schmick’s, he held positions of increasing responsibility, including general manager (1986), senior manager (1988-1993), vice president of operations-California (1993- 1997), senior vice president of operations (1997-1999), and Chief Executive Officer (2000-2007). Mr. Mohseni attended Portland State University and Oregon State University.

Starlette Johnson most recently served as President and Chief Operating Officer, as well as a Director, of Dave & Buster’s, Inc. from 2007 to 2010. Ms. Johnson joined the company as Chief Strategic Officer in 2006. Prior to joining Dave & Buster’s, Ms. Johnson was Executive Vice President and Chief Strategic Officer for Brinker International, a $4 billion portfolio restaurant company. Ms. Johnson joined Brinker in 1995 as Director of Planning, was promoted to Senior Vice President of Human Resources in 2000 and assumed the role of Chief Strategic Officer in 2001. In 2003, Ms. Johnson’s role was expanded to include the leadership of the corporation’s Emerging Concepts Division, which included On the Border Mexican Grill and Cantina and Corner Bakery Cafe. Ms. Johnson is a member of the Board of Directors' and serves on the Audit Committee and the Nominating/Governance Committee for Tuesday Morning, Inc. She also serves on the Advisory Board for the Hospitality & Tourism Program at Virginia Tech and is also a member of the International Women’s Foundation. Ms. Johnson received an MBA from Duke University, and a B.S. in Finance from Virginia Tech.

About Chuy’s

Founded in Austin, Texas in 1982, Chuy’s owns and operates 38 full-service restaurants across eight states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including our newest locations, please visit Chuys.com. For the nearest location or a complete menu, visit the Chuy’s website at www.chuys.com.

Investor Relations

Fitzhugh Taylor

203-682-8261

investors@chuys.com